Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Copy
CONFIDENTIAL

Exclusive Patent License Agreement

This Exclusive Patent License Agreement (“Agreement”), dated and entered into as of March 1, 2022 (the “Effective Date”), is by and between Ovid Therapeutics Inc. a Delaware corporation, with its principal executive offices located at 1460 Broadway, Suite 15044, New York, New York 10036 (“Licensor”) and Marinus Pharmaceuticals, Inc., a Delaware corporation, with its principal executive offices located at 5 Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, Pennsylvania 19087 (“Licensee”). Each of Licensor and Licensee are sometimes referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Licensor is the sole and exclusive owner of and has the right to license to Licensee the Licensed Patents (as defined below); and

WHEREAS, Licensee wishes to use the Licensed Patents in the Field of Use (as defined below) in the Territory (as defined below) in connection with the manufacture and commercialization of Licensed Products (as defined below), and Licensor is willing to grant to Licensee an exclusive license to the Licensed Patents on the terms and conditions set out in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.            Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Action” has the meaning set forth in Section 12.1.

“Affiliate” of a Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Auditor” has the meaning set forth in Section 5.2(a).

“Bankruptcy Code” has the meaning set forth in Section 14.1.

“Beneficially Own” and words of similar import have the meaning assigned to such terms pursuant to Rule 13d-3 under the Exchange Act.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by Law to be closed for business.

“Change of Control” means, with respect to any Person, the acquisition, directly or indirectly, of control (as defined in the definition of “Affiliate” above) of such Person by another Person, either alone or pursuant to an arrangement or understanding with one or more different Persons.

“Common Stock” has the meaning set forth in Section 4.1.

“Confidential Information” means any information that is treated as confidential by either Party, whether oral, written, and graphical or in any other form, including without limitation any scientific, technical, product, trade or business information obtained by, developed for or possessed by either Party including, without limitation, formulations, compositions, techniques, methodologies, assay systems, formulae, procedures, tests, clinical protocols, investigator brochures, clinical strategy, data, reports, know how, sources of supply, patent positioning, relationships with consultants and employees, business plans and business developments, information concerning the existence, scope or activities of any research, development, clinical trials, manufacturing, marketing or other projects of such Party, and any other confidential information about or belonging to such Party’s suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others. Without limiting the foregoing, Confidential Information of a Party includes the terms and existence of this Agreement.

Confidential Information does not include information that the Receiving Party can demonstrate by verifiable documentation: (w) was already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information directly or indirectly from or on behalf of the Disclosing Party; (x) was or is independently developed by the Receiving Party without reference to or use of any of the Disclosing Party’s Confidential Information; (y) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party or any of its Representatives; or (z) was received by the Receiving Party from a Third Party who was not, at the time, under any obligation to the Disclosing Party or any other Person to maintain the confidentiality of such information.

“Designated European Patents” means (i) all patents issued or granted from European Patent Application No. 17840261.6, (ii) all national patents deriving from European Patent Application No. 17840261.6, and (iii) any additional patents and patent applications in any country or jurisdiction in the EEA, the United Kingdom or Switzerland (including their respective territories) derived from European Patent Application No 17840261.6, which for clarity includes any currently pending or future patent applications and issued or granted patents in any country or jurisdiction in the EEA, the United Kingdom or Switzerland (including their respective territories) that claim priority to European Patent Application No. 17840261.6 and/or its priority application, International Patent Application No. PCT/US2017/046256. Designated European Patents include all Licensed European Patents.

“Disclosing Party” has the meaning set forth in Section 8.1.

“EEA” means collectively (a) all countries in Europe that are covered by the centralized marketing authorization procedure, comprised of all member states of the European Union on the Effective Date whether or not, after the Effective Date, such countries remain member states of the European Union or remain covered by the centralized marketing authorization procedure, and (b) Iceland, Lichtenstein and Norway.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

“Effective Date” has the meaning set forth in the preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Field of Use” means the treatment of CDKL5 deficiency disorder in humans.

“First Commercial Sale” means, (A) with respect to any Licensed Product, the first sale by Licensee or its sublicensees for use or consumption by the general public of such Licensed Product in the applicable country or jurisdiction after all required Regulatory Approvals have been granted, or otherwise permitted, by all applicable Regulatory Authorities and (B) with respect to any Generic Version, the first sale by a Third Party (other than any sublicensee of Licensee) for use or consumption by the general public of such Generic Version in the applicable country or jurisdiction after all required Regulatory Approvals have been granted, or otherwise permitted, by all applicable Regulatory Authorities. “First Commercial Sale” shall not include the sale of any Licensed Product or Generic Version for use in clinical trials or for compassionate use or under any extended access program, in each case prior to receipt of all Regulatory Approvals.

“Force Majeure Event” has the meaning set forth in Section 14.2.

“Ganaxolone/CDKL5 European Patents” means Designated European Patents that claim the use of the ganaxolone and no other active ingredients in the Field of Use.

“Generic Version” means, with respect to any particular Licensed Product, in any country in the Territory, any generic pharmaceutical product (a) that is sold by a Third Party that has not been authorized by Licensee, (b) that contains an active ingredient that is the same as, or bioequivalent to, an active ingredient in the application for Regulatory Approval for such Licensed Product, and (c) which product has received final Regulatory Approval and has been designated therapeutically equivalent and is of equivalent dosage strengths in the applicable country, through an application for a Regulatory Approval that references any Regulatory Approval for such Licensed Product in the Field of Use.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority (including any Regulatory Authority), agency or commission or any court, tribunal, or judicial or arbitral body.

“Indemnitee” has the meaning set forth in Section 12.2.

“Knowledge of Licensor” means, with respect to any matter, the actual knowledge of the executive officer, member of the board of directors, or employee of Licensor primarily responsible for such matters, or the oversight of such matters, including, for example, intellectual property matters.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, award, decree, other requirement or rule of law of any federal, state, local or foreign government or political subdivision thereof, including any Governmental Authority, or any arbitrator, court or tribunal of competent jurisdiction.

“Licensed European Patents” means the Designated European Patents, to the extent such patents and patent applications claim the use of the Licensed Product in the Field of Use. Licensed European Patents include all Ganaxolone/CDKL5 European Patents.

“Licensed Patents” means, collectively, the Licensed European Patents and the Licensed U.S. Patents.

“Licensed U.S. Patents” means (i) US Patent No. 10,603,308, and (ii) any additional US patents and patent applications derived from US Patent No. 10,603,308, which for clarity includes any currently pending or future US patent applications and issued or granted US patents that claim priority to US Patent No. 10,603,308 and/or its priority applications, U.S. Provisional Application No. 62/490,293, U.S. Provisional Application No. 62/373/589 and International Patent Application No. PCT/US2017/046256, in each case (i) and (ii) solely to the extent such patents and patent applications claim the use of the Licensed Product in the Field of Use.

“Licensed Products” means ganaxolone, 3-alpha-hydroxy-3-beta-methyl 5-alpha-pregnan-20-one, including any analogues or derivatives, including its salts, and pharmaceutical formulations of the foregoing, the manufacture, use, offer for sale, sale or importation of which by Licensee would, but for this Agreement, infringe a Valid Claim of a Licensed Patent in a jurisdiction where such a Valid Claim exists.

“Licensee” has the meaning set forth in the preamble.

“Licensee Indemnitee” has the meaning set forth in Section 12.1.

“Licensee Requested Patents” has the meaning set forth in Section 6.2.

“Licensee SEC Reports” has the meaning set forth in Section 9.3(d).

“Licensor” has the meaning set forth in the preamble.

“Licensor Indemnitee” has the meaning set forth in Section 12.2.

“Losses” means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder.

“Net Sales” means the total gross amount invoiced by Licensee, its Affiliates or its sublicensees (regardless of whether and when such invoices are actually paid) on the first sale, lease, provision, or other disposition of Licensed Products to a Third Party other than a sublicensee of Licensee (including, without limitation, the provision of any product by Licensee, its Affiliates or any of its sublicensees that incorporates a Licensed Product but for clarity excluding documented sponsored research and/or development activities, valued at the actual direct cost of such activities on a fully burdened basis (including reasonable margin for overhead)), less the following (to the extent included in such invoice or otherwise actually allowed or incurred with respect to such sales): (a) amounts repaid, credited or allowed for returns, (b) excise, sales, use or value-added taxes levied on or measured by the invoiced amount, (c) costs of packing, transportation and insurance, delivery charges actually invoiced, (d) normal and customary rebates, cash and trade discounts allowed, and (e) import duty and commissions to agents.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

“Option Period” has the meaning set forth in Section 4.1.

“Payment Statement” has the meaning set forth in Section 4.5(c).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Quarterly Period” means each three-month period commencing on the 1st of January, 1st of April, 1st of July and 1st of October.

“Receiving Party” has the meaning set forth in Section 8.1.

“Regulatory Approval” means, with respect to a given country, final receipt of all approvals from all relevant Regulatory Authorities (which approval may be in the form of an amendment or supplement to an existing approval) necessary to initiate marketing and selling of a product (including a Licensed Product) in such country, excluding pricing and reimbursement approval.

“Regulatory Approval Date” has the meaning set forth in Section 4.1.

“Regulatory Authority” means any applicable governmental authority with authority over the distribution or sale of a pharmaceutical product (including any Licensed Product).

“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any applicable Regulatory Authority with respect to a Licensed Product in a given country, and including, but not limited to, any new chemical entity exclusivity, reference product exclusivity for biological products, pediatric exclusivity or orphan drug exclusivity, which rights grant an exclusive data protection or commercialization period during which Licensee, its Affiliates or sublicensees have the exclusive right to market and sell the Licensed Product in such country.

“Representatives” means a Party’s and its Affiliates’ employees, officers, directors, consultants and legal advisors.

“Royalties” has the meaning set forth in Section 4.2.

“Sarbanes-Oxley Act” has the meaning set forth in Section 9.3(d).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

“Securities Act” means the Securities Act of 1933, as amended.

“Term” has the meaning set forth in Section 13.1.

“Territory” means the United States of America, the EEA, the United Kingdom and Switzerland (including their respective territories).

“Third Party” means any Person other than (i) Licensor, (ii) Licensee, or (iii) any Affiliate of Licensor or Licensee.

“Upfront Cash Payment” has the meaning set forth in Section 4.1.

“Upfront Shares” has the meaning set forth in Section 4.1.

“Valid Claim” means, on a country-by-country basis, a claim of an unexpired issued or granted Licensed Patent which has not been admitted by Licensor or otherwise caused to be irrevocably invalid or unenforceable through reissue, disclaimer or otherwise, or held finally invalid or unenforceable by a tribunal or governmental agency of competent jurisdiction from whose judgment no appeal is allowed or timely taken.

2.            Grant.

2.1            Scope of Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the Term an exclusive, non-transferable (except as expressly provided herein), royalty-bearing right and license under the Licensed Patents to develop, make, have made, commercialize, promote, distribute, sell, offer for sale and import Licensed Products in the Territory in the Field of Use.

2.2            Restrictions on Licensor. Licensor shall not itself, or grant others the right to, make, use, develop, offer to sell, sell, distribute or import Licensed Products during the Term in the Field of Use in the Territory under the Licensed Patents.

2.3            Sublicensing. Licensor hereby grants to Licensee the right to grant written sublicenses of any of its rights under the Licensed Patents to its Affiliates and to Third Parties which sublicenses shall include, without limitation, a provision binding sublicensees to all terms hereof intended for the protection or benefit of Licensor. The granting of sublicenses shall be at Licensee’s sole and exclusive discretion and Licensee shall have the sole and exclusive power to determine the identity of any sublicensee and, subject to the foregoing, the terms and conditions of the sublicense. Licensee agrees to provide Licensor with written notice within thirty (30) days after execution, modification or termination or any sublicense granted hereunder, and to deliver to Licensor for informational purposes (and under an obligation of confidentiality) a true and correct copy of each sublicense within thirty (30) days after any request therefor by Licensor; provided, however, that Licensee may redact from such copy terms that are confidential and are not related to compliance with this Agreement as long as Licensee provides Licensor with all terms Licensor would reasonably deem necessary to insure that Licensee is meeting its obligations (including without limitation payment obligations) to Licensor under this Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

2.4            No Implied Rights; Ownership of Licensed Patents. Only the license granted pursuant to the express terms of this Agreement is of any legal force or effect. No other license rights are granted or created by implication, estoppel or otherwise. All rights not explicitly granted hereunder are reserved. Notwithstanding Section 2.1 above, the Parties acknowledge and agree that, as between the Parties, Licensor retains ownership of all Licensed Patents.

3.            Development and Commercialization.

3.1            Development and Commercialization Responsibilities. Licensee shall have the sole right and responsibility for, and control over, all development, manufacturing and commercialization activities (including all regulatory activities) with respect to Licensed Products in the Field of Use in the Territory.

3.2            Notice of First Commercial Sale. Licensee shall report to Licensor the date of the First Commercial Sale of each Licensed Product within [***] of first occurrence in each country in the Territory.

3.3            Control and Ownership of Regulatory Approvals. As between the Parties, Licensee shall have sole discretion, control and responsibility to draft, prepare, submit, file, obtain and maintain, at its own cost and expense, all Regulatory Approvals and related filings with respect to Licensed Products in the Field of Use in the Territory. All such Regulatory Approvals and related filings shall be in the name of, and be owned solely by, Licensee. In addition, as between the Parties, Licensee shall have sole discretion, control and responsibility in the conduct of all pricing and reimbursement approval proceedings related to Licensed Products in the Field of Use in the Territory.

3.4            Foreign Registration. Licensee agrees to register this Agreement with any foreign Governmental Authority which requires such registration, and Licensee shall pay all costs and legal fees in connection therewith.

3.5            Trademarks. Licensee shall have the right to market the Licensed Products under trademarks selected by Licensee.

4.            Payments.

4.1            Approval Payment. Following the date of Regulatory Approval by the United States Food and Drug Administration of the first Licensed Product in the Field of Use (the “Regulatory Approval Date”),  Licensee shall, at Licensor’s option (the “Option”)  (i) pay to Licensor the sum of One Million Five Hundred Thousand U.S. Dollars ($1,500,000) (the “Approval Cash Payment”); or (ii) issue to Licensor one hundred twenty-three thousand two hundred fifty five (123,255) validly issued, fully-paid, non-assessable shares (the “Approval Shares”) of common stock, par value $0.001, of Licensee (the “Common Stock”), proportionally adjusted for stock splits, combinations, stock dividends and similar events.  [***] If Licensor does not provide Licensee the Licensor Exercise Notice within either the First Option Period or the Second Option Period, as applicable, then within two (2) Business Days after the expiration of the applicable option period, Licensee shall pay to Licensor the Approval Cash Payment.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

4.2            Royalty Payments.

(a)            Subject to Section 4.7, Licensee shall pay to Licensor royalties on Licensed Products (“Royalties”) as follows:

(i)	for Licensed Products in the Field of Use, (A) [***] percent ([***]%) of the U.S. Net Sales of each Licensed Product sold during the respective Quarterly Period for the period commencing [***] covering the Licensed Product, and (B) upon expiration of Regulatory Exclusivity, [***] percent ([***]%) of Net Sales of each such Licensed Product sold during the respective Quarterly Period [***] covering the Licensed Product; and

(ii)	for Licensed Products in the Field of Use, [***] percent ([***]%) of the EEA, United Kingdom and Switzerland Net Sales of each Licensed Product sold during the respective Quarterly Period for the period commencing [***] covering the Licensed Product on a country-by-country basis.

(b)            For clarity, with respect to Section 4.2(a)(i), above, the Quarterly Period during[***], Licensee will pay a royalty of [***] percent ([***]%) of the Net Sales of each such Licensed Product [***] and a royalty of [***] percent ([***]%) of the Net Sales of each such Licensed Product[***].

(c)            For avoidance of doubt, only one royalty, at the applicable rate set forth above, shall become due and payable hereunder in connection with Net Sales of a unit of Licensed Product.

4.3            Combination Products.

(a)            Where a Licensed Product is sold in combination with other products not licensed under this Agreement, such as in a kit or package, the gross invoice price on which the Net Sales is based will be calculated on the gross invoice price of each such Licensed Product when sold separately in an arms-length transaction in substantially the same quantity at generally the same time period as the transaction to which this Section 4.3 applies.

(b)            If more than one Licensed Product is sold in combination with one or more products not licensed under this Agreement, the calculation under Section 4.3(a) shall be repeated with respect to each such Licensed Product to determine the Net Sales on which the Royalty shall be applied.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

4.4            Taxes. If Licensee is required by Law to withhold taxes in connection with any sums payable to Licensor under this Agreement, Licensee may deduct the amount of the withholding from the payment it otherwise would have made to Licensor under this Agreement and shall be paid by Licensee to the proper taxing authority; provided, however, that Licensee shall take reasonable and lawful actions to avoid and minimize such withholding and promptly notify Licensor so that Licensor may take lawful actions to avoid and minimize such withholding. Licensee shall promptly furnish Licensor with copies of any tax certificate or other documentation evidencing such withholding as necessary to satisfy the requirements of the relevant Governmental Authority related to any application by Licensor for foreign tax credit for such payment. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect. Licensee shall include in the Payment Statement required pursuant to Section 4.5(c) the gross amount due, the amount of the sum deducted under this Section 4.4 and the actual amount paid.

4.5            Payment Terms and Royalty Statements.

(a)            All Royalties shall be paid in US dollars to Licensor within [***] ([***]) Business Days of the end of each successive Quarterly Period. For the purpose of converting the local currency in which any payments arise into US dollars, the rate of exchange to be applied shall be the rate of exchange in effect for the last Business Day of the relevant Quarterly Period, as applicable, in each case as reported in the Wall Street Journal, U.S. Eastern Edition.

(b)            If Licensee is prohibited by a Governmental Authority in any country from making any payment due under this Agreement then, within the prescribed period for making the payment Licensee shall promptly request permission from the Governmental Authority to make the payment and shall make the payment within [***] ([***]) days after receiving permission. If such permission is not received within [***] ([***]) days after Licensee’s request, then Licensee, at its option, shall either deposit the payment in the currency of the relevant country in a bank account within that country designated by Licensor or make the payment to an associated company of Licensor designated by Licensor and having an office in the relevant country or in another country designated by Licensor.

(c)            Royalty payments to Licensor pursuant to Section 4.2 shall be accompanied by a statement (a “Payment Statement”) showing:

(i)	the quantity of each Licensed Product sold by Licensee in the Field of Use, its Affiliates or its sublicensees to Third Parties (other than sublicensees of Licensee) in each country in the Territory;

(ii)	the gross price charged by Licensee, its Affiliates or sublicensees for each Licensed Product in the Field of Use in the Territory;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(iii)	the calculation of Net Sales for each Licensed Product for the applicable Quarterly Period in each country in the Field of Use in the Territory, including a listing of applicable deductions; and

(iv)	the total Royalty payable for each Licensed Product in the Field of Use in each country in the Territory in U.S. dollars, together with the exchange rates used for conversion.

If no amounts are due to Licensor for any Quarterly Period, the Payment Statement shall so state.

(d)            Any amount owed by Licensee hereunder that is not paid by the date that such amount is due to be paid under this Agreement shall accrue interest from the date that it first became due and payable until the date that it is paid at the rate of one percent (1%) over the “bank prime loan” rate, as such rate is published in the U.S. Federal Reserve Bulletin H.15 or successor thereto on the last Business Day of the applicable Quarterly Period prior to the date on which such payment is due.

4.6            Payment Disputes. Licensee may withhold from payment any and all payments and amounts Licensee disputes in good faith, pending resolution of the dispute; provided that Licensee:

(a)            timely pays all amounts not subject to dispute;

(b)            notifies Licensor of the dispute prior to the due date, specifying in such notice:

(i)	the amount in dispute; and

(ii)	the reason for the dispute set out in sufficient detail to facilitate investigation by Licensor and resolution by the Parties.

(c)            works with Licensor in good faith to resolve the dispute promptly; and

(d)            promptly pays any amount determined to be due by resolution of the dispute.

4.7            Generic Competition. Upon [***] of a Generic Version of a particular Licensed Product by a Third Party in the United States, the applicable Royalty pursuant to Section 4.2 in the United States shall be reduced by [***] percent ([***]%), effective on the first day of the first calendar month following [***] of such Generic Version.

5.            Records and Audit.

5.1            Records. Licensee shall keep and require that each of its sublicensees keep complete and accurate records of its sales of Licensed Products reasonably necessary for the calculation of payments to be made to Licensor hereunder for a period of five (5) years after the year to which they pertain. However, Licensee has no duty of trust or other fiduciary relationship with Licensor regarding the maintenance of the records or the calculation and reporting of royalties.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

5.2            Audit.

(a)            Licensor, at its own expense, may, for a period of [***] ([***]) years after receiving any Payment Statement from Licensee, nominate an independent Certified Public Accountant acceptable to Licensee (the “Auditor”), who will have access to Licensee’s and its sublicensees’ sales and other related records for the Licensed Products upon reasonable but not less than [***] ([***]) days’ prior written notice to Licensee and during Licensee’s normal business hours solely for the purpose of verifying the Royalty payments made under this Agreement. The Auditor shall not in any way be compensated (in whole or in part) contingent on the outcome of the audit and shall conduct such audit in a manner designed to minimize disruption of Licensee’s normal business operations. All information and materials made available to or otherwise obtained or prepared by or for the Auditor in connection with such audit shall be deemed Licensee’s Confidential Information and shall be subject to the Auditor’s entry, prior to conducting the audit, into a written agreement with Licensee and/or the applicable sublicensee containing confidentiality and restricted use obligations at least as restrictive as those set out in Section 8. Licensor may not exercise this right more than once in any calendar year and the Auditor shall only disclose to Licensor information limited to the accuracy of the Payment Statement and any deficiency in any payment made, or overpayment.

(b)            Licensor shall provide to Licensee a copy of the Auditor’s audit report within [***] ([***]) Business Days of Licensor’s receipt of the report. If the report shows that payments made by Licensee are deficient, Licensee shall pay Licensor the deficient amount within [***] ([***]) days after Licensee’s receipt of the audit report, plus interest thereon pursuant to Section 4.5(d). Such interest shall be calculated from the date such underpaid amount was due until the date such underpaid amount is actually paid. In addition, if such underpaid amount is in excess of [***] percent ([***]%) of the amount that actually should have been paid by Licensee, then Licensee shall reimburse Licensor for the reasonable cost of such audit. If the report shows that payments made by Licensee are in excess of the required payment, Licensor shall pay Licensee the excess amount within [***] ([***]) days after Licensee’s receipt of the audit report.

6.            Patent Prosecution and Maintenance.

6.1            Licensor Patent Prosecution and Maintenance. Licensor shall be responsible, at its own expense, to prepare, file, prosecute and maintain the Licensed US Patents and the Designated European Patents (other than the Ganaxolone/CDKL5 European Patents), using counsel of its choice. Licensor will:

(a)            keep Licensee reasonably informed of the status of the Licensed US Patents, including the filing and progress of all material aspects of the prosecution of any patent applications included in the Licensed US Patents, and the issuance of patents from any such patent applications;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(b)            consult with Licensee concerning any decisions regarding the prosecution and maintenance of the Licensed US Patents which could affect the scope or enforcement of any issued claims or the scope or issuance of any pending claims and any potential abandonment of such Licensed US Patents, and consider in good faith any comments or requests of Licensee on possible additional or expanded patent claims and patent extensions;

(c)            prior to making any filing, submission or response to any Governmental Authority with respect to the Licensed US Patents, provide a copy thereof to Licensee within a reasonable time before any due date for Licensee to review and comment, and consider in good faith Licensee comments that are timely provided;

(d)            provide Licensee with copies of all filings or submissions made to any Governmental Authority with respect to the Licensed US Patents; and

(e)            notify Licensee in writing of any additions, deletions or changes in the status of such patent or patent application (including any determination by Licensor to abandon any such patent or patent application).

Notwithstanding the foregoing subclauses (a) – (e), Licensor reserves the sole right to make all final decisions with respect to the preparation, filing, prosecution and maintenance of the Licensed US Patents. In addition, Licensor reserves the sole right to make all final decisions with respect to the preparation, filing, prosecution and maintenance of the Designated European Patents (other than the Ganaxolone/CDKL5 European Patents), including for clarity the decision about where to pursue national validations of European Patent Application No.17840261.6 or its priority application that do not comprise Ganaxolone/CDKL5 European Patents.

6.2            Additional Licensed US Patents. If Licensee notifies Licensor in writing that it wishes to (i) obtain additional patent claims to the Licensed Product in the Field of Use in the United States by filing continuation and/or divisional patent applications not then being pursued by Licensor that claim priority any Licensed US Patent, or (ii) continue the preparation, filing, prosecution and maintain of any Licensed US Patent that Licensor has determined to abandon (collectively, the “Licensee Requested Patents”), then

(a)            Licensor shall, at Licensee’s expense, prepare, file, prosecute and maintain such patent applications and any patents resulting therefrom (and, for the avoidance of doubt, (subject to Section 6.3) such patent applications and patents shall be deemed to be included in the Licensed US Patents);

(b)            Licensor shall provide Licensee with copies of all correspondence in connections with such patent applications and patents; and

(c)            Licensee shall have the sole right to make all final decisions with respect to the preparation, filing, prosecution and maintenance of such patent applications and patents, and Licensor shall accept all comments and instructions from Licensee; provided that Licensor shall not be required to accept any comments or instructions that would necessitate or result in any violation of applicable Law.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Except to the extent requested by Licensee pursuant to this Section 6.2 (subject to Section 6.3), Licensor covenants that, during the Term, it will not itself, or allow any Affiliate or Third Party to, file any patent applications in the United States that claim a Licensed Product in the Field of Use and that includes a claim of priority to US Patent No. 10,603,308, and/or its priority applications, U.S. Provisional Application No. 62/490,293, U.S. Provisional Application No. 62/373/589 and International Patent Application No. PCT/US2017/046256.

6.3            Abandonment of Licensee Requested Patents. If Licensee wishes to discontinue the prosecution of, or abandon, any patent application or patent that is a Licensee Requested Patent, it shall give Licensee [***] ([***]) days prior written notice of the desired discontinuance or abandonment. Effective upon the expiration of such [***] ([***]) day period, or if Licensee fails to timely pay the costs related to the preparation, filing, prosecution and maintenance of any Licensee Requested Patent, such patent application or patent shall no longer be a Licensed US Patent, and Licensor shall not be restricted from filing or prosecuting such Licensee Requested Patent (including, if applicable, national validations based thereon) or any additional patents or patent applications derived from or that claim priority to such Licensee Requested Patent or its priority application.

6.4            Ganaxolone/CDKL5 European Patent Prosecution and Maintenance. Licensee shall be responsible, at its own expense, to prepare, file, prosecute and maintain the Ganaxolone/CDKL5 European Patents, in the name of Licensor using counsel of Licensee’s choice. Licensee will:

(a)            keep Licensor reasonably informed of the status of the Ganaxolone/CDKL5 European Patents, including the filing and progress of all material aspects of the prosecution of any patent applications included in the Ganaxolone/CDKL5 European Patents, and the issuance of patents from any such patent applications;

(b)            consult with Licensor concerning any decisions regarding the prosecution and maintenance of the Ganaxolone/CDKL5 European Patents which could affect the scope or enforcement of any issued claims or the scope or issuance of any pending claims and any potential abandonment of such Ganaxolone/CDKL5 European Patents, and consider in good faith any comments or requests of Licensor on possible additional or expanded patent claims and patent extensions;

(c)            prior to making any filing, submission or response to any Governmental Authority with respect to the Ganaxolone/CDKL5 European Patents, provide a copy thereof to Licensor within a reasonable time before any due date for Licensor to review and comment, and consider in good faith Licensor comments that are timely provided;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(d)            provide Licensor with copies of all filings or submissions made to any Governmental Authority with respect to the Ganaxolone/CDKL5 European Patents; and

(e)            notify Licensor in writing of any additions, deletions or changes in the status of such patent or patent application (including any determination by Licensee to abandon any such patent or patent application).

Notwithstanding the foregoing subclauses (a) – (e), Licensee reserves the sole right to make all final decisions with respect to the preparation, filing, prosecution and maintenance of the Ganaxolone/CDKL5 European Patents, including for clarity the decision about where to pursue national validations of European Patent Application No.17840261.6 or its priority application that comprise Ganaxolone/CDKL5 European Patents. Licensor covenants that, during the Term, it will not itself, or allow any Affiliate or Third Party to, file any Ganaxolone/CDKL5 European Patents.

6.5            Cooperation. The Parties agrees to reasonably cooperate with each other with respect to the patent prosecution activities contemplated in this Section 6, including by executing legal papers (including appropriately limited powers of attorney) and providing such other reasonable assistance as may be reasonably necessary in connection with such activities, in each case at the expense of the responsible party.

7.            Third-Party Infringement.

7.1            Notice. A Party that becomes aware of any actual or probable infringement of any Licensed Patent in the Field of Use in the Territory or of any declaratory judgment action alleging invalidity or noninfringement of any Licensed Patent in the Territory, shall promptly provide written notice to the other Party of the alleged infringement or declaratory judgment action, as applicable.

7.2            Licensee Right of Enforcement. So long as Licensee remains the exclusive licensee of the applicable Licensed Patents in the Field of Use in the Territory, as between the Parties, Licensee shall have the first right, but not the obligation, to bring suit to enforce the Licensed Patents in the Field of Use in the Territory or defend a declaratory judgment action at its sole expense. Licensor shall, at Licensee’s expense, reasonably cooperate with and assist Licensee in any such action if so requested by Licensee, and, upon Licensee’s request, Licensor will execute, file and deliver all documents and proof necessary for such purpose, including being named as a party to such litigation if requested by Licensee or if required by law. Licensor shall otherwise have the right to participate and be represented by its own counsel at its own expense in any such action, suit or proceeding. Licensee shall not enter into any settlement or compromise of such action, suit or proceeding that adversely affects the validity, enforceability, or ownership of any Licensed Patents without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed. All damages or other monetary awards shall first be used to reimburse each Party for its expenses in connection with such infringement suit or action (in proportion to the expenses of each Party if recovery is insufficient to cover all such expenses) and Licensee shall retain the remainder of any damages or other monetary awards recovered in any such infringement suit or action in favor of Licensee or Licensor.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

7.3            Licensor Right of Enforcement. If Licensee fails or elects not to enforce the Licensed Patents or defend a declaratory judgment action in the Field of Use in the Territory in accordance with Section 7.2 within [***] after receiving from or giving notice to Licensor, then Licensor shall have the right to enforce the Licensed Patents or defend the declaratory judgment action at its sole expense. Licensee shall, at Licensor’s expense, reasonably cooperate with and assist Licensor in any such action if so requested by Licensor, and, upon Licensor’s request, Licensee will execute, file and deliver all documents and proof necessary for such purpose, including being named as a party to such litigation if requested by Licensor or if required by law. License shall otherwise have the right to participate and be represented by its own counsel at its own expense in any such action, suit or proceeding. All damages or other monetary awards shall first be used to reimburse each Party for its expenses in connection with such infringement suit or action (in proportion to the expenses of each Party if recovery is insufficient to cover all such expenses) and Licensor shall retain any damages or other monetary awards recovered in any such infringement suit or action in favor of Licensee or Licensor.

8.            Confidentiality.

8.1            Confidentiality Obligations. Each Party (the “Receiving Party”) acknowledges that in connection with this Agreement it may gain access to Confidential Information of the other Party (the “Disclosing Party”). As a condition to being furnished with Confidential Information but subject to Section 14.5, the Receiving Party agrees, during the Term and for a period of [***], to:

(a)            not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and

(b)            maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 8.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

(i)	have a “need to know” for purposes of the Receiving Party’s performance, or exercise of its rights with respect to such Confidential Information, under this Agreement;

(ii)	have been apprised of this restriction; and

(iii)	are themselves bound by written nondisclosure agreements at least as restrictive as those set forth in this Section 8, provided further that the Receiving Party shall be responsible for ensuring its Representatives’ compliance with, and shall be liable for any breach by its Representatives of, this Section 8.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses with respect to its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

8.2            Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:

(a)            provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Section 8; and

(b)            disclose only the portion of Confidential Information that it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

9.            Representations and Warranties.

9.1            Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a)            it is duly incorporated, validly existing and in good standing as a corporation or other entity as represented herein under the Laws and regulations of its jurisdiction of incorporation;

(b)            it has, and throughout the Term shall retain, the full right, power and authority to enter into this Agreement and to perform its obligations hereunder without the consent of any Affiliate, Third Party or Governmental Authority;

(c)            the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party;

(d)            when executed and delivered by such Party, this Agreement shall constitute the legal, valid and binding obligation of that Party, enforceable against that Party in accordance with its terms to the fullest extent permitted by applicable Law; and

(e)            the execution, delivery and performance of this Agreement does not and will not, throughout the Term, (i) violate, conflict with or result in the breach of any provision of its certificate of incorporation, operating agreement or by-laws, (ii) violate any applicable Law, or (iii) result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or require any consent under any contract, agreement or arrangement by which it is bound.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

9.2            Licensor’s Representations and Warranties. Licensor represents and warrants to Licensee that:

(a)            to the Knowledge of Licensor, the Licensed Patents are all the patents and patent applications owned by Licensor or in which Licensor has a licensable interest, that are necessary for Licensee to make, have made, use, offer to sell, sell and import Licensed Products in the Field of Use in the Territory;

(b)            it is the sole owner of the entire legal and beneficial right, title, and interest in and to the Licensed Patents;

(c)            it has not granted, and will not throughout the Term grant, to any Third Party or Licensor Affiliate any licenses or other contingent or non-contingent right relating to the use of the Licensed Patents in the Field of Use in the Territory;

(d)            to the Knowledge of Licensor, the duties of candor and good faith have been complied with in prosecuting the US patent applications within the Licensed Patents;

(e)            to the Knowledge of Licensor, as of the Effective Date no Licensed Patent has been adjudged invalid or unenforceable in whole or part;

(f)            there neither are nor at any time during the Term will be any encumbrances, liens or security interests on any Licensed Patent that conflict with the rights in the Licensed Patents granted to Licensee pursuant to this Agreement or prohibit Licensor from granting such rights to Licensee;

(g)            as of the Effective Date there is no settled, pending or, to the Knowledge of Licensor, threatened litigation or reissue application, re-examination, post-grant, inter partes review, interference, derivation, opposition, written claim of invalidity or other written claim or proceeding (including in the form of any written offer to obtain a license):

(i)	alleging the unpatentability, invalidity, misuse, unregistrability, unenforceability or noninfringement in the Field of Use in the Territory of any Licensed Patent;

(ii)	challenging Licensor’s ownership of any Licensed Patent, or right to practice or license, any Licensed Patent in the Field of Use in the Territory, or alleging any adverse right, title or interest with respect thereto; or

(iii)	alleging that Licensor’s practice of any Licensed Patent or the making, using, offering to sell, sale or importation of any Licensed Product by Licensor, in each case in the Field of Use in the Territory does or would infringe, misappropriate or otherwise violate any patent, trade secret or other intellectual property of any Third Party.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(h)            it has not received any written notice of any litigation, claim or proceeding described in Section 9.2(g), and to the Knowledge of Licensor there are no facts that could reasonably be expected to be a basis for any such litigation;

(i)            it has not, as of the Effective Date, brought or threatened any claim against any Third Party alleging infringement of any Licensed Patent in the Field of use in the Territory, nor, to the Knowledge of Licensor, is any Third Party infringing any Licensed Patent in the Field of Use in the Territory;

(j)            the Upfront Shares shall be acquired for investment purposes for Licensor’s own account as principal, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Licensor has no present intention of selling, granting any participation or otherwise distributing the Upfront Shares. Licensor does not have any contract, undertaking or arrangement with any Person to sell, transfer or grant participation to a Person any of the Upfront Shares;

(k)            Licensor is an “accredited investor” (as defined in Regulation D under the Securities Act). Licensor has conducted its own due diligence on Licensee to its satisfaction and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Upfront Shares to be acquired hereunder. Licensor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of Licensee and materials relating to the offer and sale of the Upfront Shares that have been requested by Licensor. Licensor and its advisors, if any, have been afforded the opportunity to ask questions of Licensee. Licensor understands that its investment in the Upfront Shares involves a high degree of risk. Licensor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Upfront Shares;

(l)            Licensor understands that the Upfront Shares, when issued, will be “restricted securities” under the United States federal securities Laws inasmuch as they are being acquired from Licensee in a transaction not involving a public offering and that under such Laws the Upfront Shares may be resold without registration under the Securities Act only in certain limited circumstances. Licensor represents that it is familiar with Rule 144, including the requisite holding periods thereunder;

(m)            in addition to any other legend required by Law or this Agreement, the book-entry or certificated form of the Upfront Shares shall bear any legend required by the “blue sky” laws of any state or applicable securities Laws and restrictive legends in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(n)            Licensor is not acquiring the Upfront Shares as a result of (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television, radio or the Internet, in each case, relating to Licensee, or (ii) any seminar or meeting whose attendees, including Licensor, have been invited by any general solicitation or general advertising related to Licensee

9.3            Licensee’s Representations and Warranties. Licensee represents and warrants to Licensor that:

(a)            To the best of its Knowledge, Licensee has made available to Licensor all the information reasonably available to Licensee that Licensor has requested for deciding whether enter into this Agreement;

(b)            The Upfront Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration described in this Agreement, will be duly authorized and validly issued, fully paid and non-assessable, and free and clear of any pledges, security interests, liens, encumbrances, claims, preemptive rights, rights of first refusal or other restrictions on transfer, except as may be contained in this Agreement, as created by Licensor or under federal, state or provincial securities Laws;

(c)            Subject in part to the truth and accuracy of each of Licensor’s representations in this Section 9, the Licensee’s offer, sale and issuance of the Upfront Shares to Licensor is being made in reliance upon and in compliance with exemptions from registration provided under the Securities Act, and comparable state securities law;

(d)            Licensee has filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission since December 31, 2020 through the date of this Agreement pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the forms, statements, reports and documents filed or furnished since December 31, 2020, the “Licensee SEC Reports”), except where the failure to so file or furnish would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Licensee. Each of the Licensee SEC Reports, at the time of its filing or being furnished, or, if amended, as of the date of the last such amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Licensee SEC Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), no Licensee SEC Report, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; and

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(e)            Licensee has not, prior to the Effective Date, entered into any agreements pursuant to which the Licensed Patents have been sublicensed.

9.4            Warranty Exclusions. Nothing in this Agreement is or shall be construed as:

(a)            A warranty or representation by Licensor as to the validity or scope of any claim or patent or patent application within the Licensed Patents;

(b)            A warranty or representation by Licensor that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any Third Party;

(c)            A grant by Licensor, whether by implication, estoppel, or otherwise, of any licenses or rights under any patents other than the Licensed Patents as defined herein, regardless of whether such patents are dominant or subordinate to the Licensed Patents; or

(d)            An obligation on Licensor to bring or prosecute any suit or action against a Third Party for infringement of any of the Licensed Patents.

10.            Disclaimer. EXCEPT AS EXPLICITLY SET FORTH IN SECTION 9.2, NO WARRANTY IS GIVEN WITH RESPECT TO THE LICENSED PATENTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND THE PARTIES SPECIFICALLY DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SUCH AS ANY USE, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT OR BREADTH OF SUBJECT MATTER OF THIS AGREEMENT, VALIDITY OF THE LICENSED PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY OR OTHER RIGHTS OF ANY THIRD PARTY. THE WARRANTIES SET FORTH IN SECTIONS 9.1 AND 9.2, ABOVE, ARE IN LIEU OF ALL OTHER WARRANTIES BY LICENSOR, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, NON-INFRINGEMENT AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

11.            Exclusion of Consequential and Other Direct Damages. EXCEPT WITH RESPECT TO EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 12 AND ANY BREACH OF SECTION 8, TO THE FULLEST EXTENT PERMITTED BY LAW, NO PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS OR OPPORTUNITIES (IRRESPECTIVE OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

12.            Indemnification.

12.1            Indemnification by Licensor. Licensor shall indemnify, defend and hold harmless Licensee and its officers, directors, employees, agents, successors and assigns (each, including Licensee, a “Licensee Indemnitee”) from and against all Losses arising out of or resulting from any Third Party claim, suit, action or proceeding (each an “Action”) related to or arising out of or resulting from (i) Licensor’s breach of any representation, warranty, covenant or obligation under this Agreement, or (ii) the negligence, willful misconduct or failure to comply with applicable Law by Licensor.

12.2            Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless Licensor, its Affiliates and their respective officers, directors, employees, agents, successors and assigns (each, including Licensor, a “Licensor Indemnitee,” and each Licensee Indemnitee and Licensor Indemnitee, an “Indemnitee”) from and against any and all Losses arising out of or resulting from any Action related to or arising out of or resulting from (i) Licensee’s or any of its sublicensee’s breach of any representation, warranty, covenant or obligation under this Agreement or any sublicense agreement, (ii) the research, development, marketing, approval, manufacture, packaging, labeling, handling, storage, transportation, use, distribution, promotion, marketing, sale, importation or commercialization of Licensed Products by or on behalf of Licensee or any of its sublicensees, or (iii) the negligence, willful misconduct or failure to comply with applicable Law by Licensee or any of its sublicensees.

12.3            Indemnification Procedure. The Indemnitee shall promptly notify the indemnifying Party in writing of any Action and the indemnifying party shall cooperate with the Indemnitee at the indemnifying Party’s sole cost and expense. The indemnifying Party shall immediately take control of the defense and investigation of the Action and shall employ counsel of its choice/reasonably acceptable to the Indemnitee to handle and defend the same, at the indemnifying Party’s sole cost and expense. The indemnifying Party shall not settle any Action in a manner that adversely affects the rights of any Indemnitee without the Indemnitee’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The Indemnitee’s failure to perform any obligations under this Section 12.3 shall not relieve the indemnifying Party of its obligation under this Section 12 except to the extent that the indemnifying Party can demonstrate that it has been prejudiced as a result of such failure. The Indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

13.            Term and Termination.

13.1            Term. This Agreement shall commence as of the Effective Date and, unless terminated earlier in accordance with Section 13.2, shall remain in force on a Licensed-Product-by-Licensed-Product and country-by-country basis until [***] (the “Term”). As used in this Section 13.1, “expiration” and “expire”, when referring to a Licensed Patent means any expiration, revocation, invalidation or other termination of such Licensed Patent.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

13.2            Termination.

(a)            Licensee may terminate this Agreement at any time without cause, and without incurring any additional obligation, liability or penalty, by providing at least thirty (30) days’ prior written notice to Licensor.

(b)            Either Party may terminate this Agreement on written notice to the other Party if the other Party materially breaches this Agreement and such breach:

(i)	is incapable of cure; or

(ii)	being capable of cure, remains uncured sixty (60) days after the breaching Party receives written notice thereof.

(c)            Licensor may terminate this Agreement on written notice to Licensee at any time on or after September 30, 2024, if Licensee has not received Regulatory Approval by the United States Food and Drug Administration of the first Licensed Product in the Field of Use.

(d)            Licensor may terminate this Agreement on written notice to Licensee at any time on or after June 30, 2025, if on or prior to such date there has not been a First Commercial Sale of a Licensed Product in the Field of Use in the Territory.

(e)            Either Party may terminate this Agreement by written notice to the other Party if the other Party:

(i)	becomes insolvent or admits inability to pay its debts generally as they become due;

(ii)	seeks protection of any bankruptcy or insolvency Law other than with the prior written consent of the other Party;

(iii)	becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within thirty (30) Business Days or is not dismissed or vacated within thirty (30) Business Days after filing;

(iv)	is dissolved or liquidated or takes any corporate action for such purpose;

(v)	makes a general assignment for the benefit of creditors; or

(vi)	has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

13.3            Effect of Termination.

(a)            Accrued Rights and Obligations. Termination of this Agreement for any reason does not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching Party may be entitled to seek injunctive relief as a remedy for any such breach. Such remedy shall not be considered to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

(b)            Licenses. Upon termination of this Agreement, all licenses granted to Licensee hereunder shall terminate.

(c)            Sublicenses. Upon the termination of this Agreement, each sublicense validly granted hereunder to any Third Party which is in good standing as of the effective date of such termination shall, at Licensor’s option, continue in effect as a direct license between Licensor (as licensor) and the sublicensee (as licensee), provided, that: (i) the material terms and conditions of such sublicense, as determined by Licensor in its reasonable and good faith discretion, are materially no less favorable to Licensor than the corresponding terms (excluding the stock grant due pursuant to Section 4.1) of this Agreement, (ii) such sublicense, as determined by Licensor in its reasonable and good faith discretion, contains or imposes on Licensor no material obligation or liability additional to those set forth in this Agreement, and (iii) the sublicensee delivers to Licensor, within thirty (30) days of the effective date of the termination of this Agreement, written acknowledgement that all payment and other obligations previously payable to Licensee under such sublicense shall thereafter be payable and due, and be paid directly to Licensor. Such sublicenses shall be deemed assigned to Licensor to the extent necessary to ensure continued payments. All other sublicenses in existence as of the effective date of the termination of this Agreement shall, upon such termination, terminate.

(d)            Payment. Upon the termination of this Agreement, Licensee shall promptly pay to Licensor all outstanding costs and expenses, if any, accrued pursuant to this Agreement prior to termination.

(e)            Stock on Hand. Upon the termination of this Agreement, Licensee may sell or otherwise dispose of any then-existing stock of any Licensed Product until ninety (90) days after such termination, subject to Section 4 and the other applicable terms of this Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(f)            Confidential Information. On any expiration or termination of the entirety of this Agreement, the Receiving Party shall (a) return to the Disclosing Party all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the Disclosing Party’s Confidential Information; (b) permanently erase the Disclosing Party’s Confidential Information from its computer systems and (c) certify in writing to the Disclosing Party that it has complied with the requirements of this Section 13.3. The Receiving Party may, however, retain one copy of such Confidential Information for archival purposes in non-working files and the Receiving Party will not be required to destroy any copies of the Disclosing Party’s Confidential Information that is stored in electronic form maintained by the Receiving Party pursuant to a bona fide disaster recovery plan.

13.4            Survival. The rights and obligations of the Parties set forth in this Section 13.4 and Section 1 (Definitions), Section 8 (Confidentiality), Section 9 (Representations and Warranties), Section 10 (Disclaimer), Section 11 (Exclusion of Consequential and other Direct Damages), Section 12 (Indemnification), Section 13.3 (Effect of Termination), Section 13.4 (Survival) and Section 14 (Miscellaneous), and any right, obligation or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

14.            Miscellaneous.

14.1            Bankruptcy. All rights and licenses granted by Licensor under this Agreement are and shall be deemed to be rights and licenses to “intellectual property” and all Licensed Products are and shall be deemed to be “embodiment(s)” of “intellectual property” each for purposes of, and as each of such terms are used in and interpreted under, Sections 101 and 365(n) of Title 11 of the United States Code (the “Bankruptcy Code”). Without limiting the generality of the foregoing, Licensor, on behalf of itself and any successor in interest to Licensor, including, but not limited to, an assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with responsibility for taking custody of Licensor’s assets or business, acknowledges and agrees that, if Licensor or any such successor in interest shall become subject to any bankruptcy, insolvency, receivership, foreclosure, liquidation or other similar proceeding, then, subject to Licensee’s rights of election under applicable Law, including but not limited to, Section 365(n) of the Bankruptcy Code, all rights and licenses granted to Licensee hereunder will continue subject to the terms and conditions of this Agreement, and will not be affected, limited, or in any way modified by, without limitation, Licensor’s rejection of this Agreement.

14.2            Force Majeure. Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by:

(a)            acts of nature;

(b)            flood, fire or explosion;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

(c)            war, terrorism, invasion, riot or other civil unrest;

(d)            embargoes or blockades in effect on or after the date of this Agreement;

(e)            national or regional emergency;

(f)            strikes, labor stoppages or slowdowns or other industrial disturbances;

(g)            epidemics or pandemics; or

(h)            any passage of law or governmental order, rule, regulation or direction, or any action taken by a Governmental Authority, including imposing an embargo, export or import restriction, quota or other restriction or prohibition;

(each of the foregoing, a “Force Majeure Event”), in each case, provided that (i) such event is outside the reasonable control of the affected Party; (ii) the affected Party provides prompt notice to the other Party, stating the period of time the occurrence is expected to continue; and (iii) the affected Party uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event. Either Party may terminate this Agreement if a Force Majeure Event affecting the other Party continues substantially uninterrupted for a period of ninety (90) days or more. Unless a Party terminates this Agreement pursuant to the preceding sentence, all dates by which the other Party must perform any act or on which any obligation of the other Party is due shall automatically be extended for a period up to the duration of the Force Majeure Event.

14.3            Further Assurances. Each Party shall, upon the reasonable request of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

14.4            Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

14.5            Public Announcements. Neither Party shall issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement, or, unless expressly permitted under this Agreement, otherwise use the other Party’s trademarks, service marks, trade names, logos, domain names or other indicia of source, association or sponsorship, in each case, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed and provided, however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system, subject to, if reasonably possible and legally permissible, that Party notifying the other Party of such duty and limiting such disclosure as reasonably requested by the other Party, including by redacting royalty and payment rates, amounts, mechanics and information and other financial and commercially sensitive information (and using reasonable efforts to give the other Party sufficient time to review and comment on any proposed disclosure).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

14.6            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given when as specified in this Section:

If to Licensor:	Ovid Therapeutics Inc. 1460 Broadway, Suite 15044 New York, New York 10036 Attention: General Counsel Email: tperone@ovidrx.com

If to Licensee:	Marinus Pharmaceuticals, Inc. 5 Radnor Corporate Center, Suite 500 100 Matsonford Road Radnor, Pennsylvania 19087 Attention: General Counsel Email: mmanning@marinuspharma.com

Notices sent in accordance with this Section shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; or (d) when sent by electronic mail if sent before 5pm ET, if not, then on the next Business Day.

14.7            Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections refer to the Sections of this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

14.8            Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

14.9            Entire Agreement. This Agreement, together with any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

14.10            Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned or transferred by Licensee (it being understood and agreed that, in addition to an assignment, a merger, consolidation, sale of stock or equity, equity exchange or reorganization that results in a Change of Control of Licensee shall be deemed to effect a transfer and assignment of this Agreement for the purposes of this Section 14.10) without the prior written consent of Licensor. Notwithstanding the foregoing, without Licensor’s consent: (a) Licensee may assign or transfer this Agreement, in whole or in part, to one or more of its Affiliates via merger, reorganization or similar event, in each case as part of an internal reorganization; and (b) Licensee may assign or transfer this Agreement in its entirety to a Third Party who acquires all or substantially all of Licensee’s business relating to the Licensed Products; provided that, in the case of any assignment or transfer pursuant to subclause (a) or (b), Licensee shall provide Licensor with prompt written notice of such assignment or transfer and the assignee or transferee must expressly agree in writing to be bound by the terms and conditions of this Agreement and assume all of the obligations of Licensee hereunder (except in the case of a statutory merger or similar transaction in which an express agreement and assumption is not applicable), and provided further that any payment that has not yet become due pursuant to Section 4.1 prior to the date of any such assignment, transfer or Change of Control to a Third Party shall be made in cash with no option to receive Common Stock and Licensee shall pay the Upfront Cash Payment to Licensor simultaneously with the consummation of such assignment, transfer or Change of Control. Any attempt to assign or transfer this Agreement without compliance with the provisions of this Section 14.10 shall be null and void ab initio. Licensor may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement without Licensee’s consent and shall provide Licensee with prompt written notice of such assignment or transfer and the assignee or transferee must expressly agree in writing to be bound by the terms and conditions of this Agreement and assume all of the obligations of Licensor hereunder (except in the case of a statutory merger or similar transaction in which an express agreement and assumption is not applicable). This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.

14.11            No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

14.12            Amendment; Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

14.13            Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

14.14            Governing Law; Submission to Jurisdiction.

(a)            This Agreement and all related documents, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Delaware, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

(b)            Any legal suit, action or proceeding arising out of or related to this Agreement or the licenses granted hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of Delaware, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.

14.15            Equitable Relief. Each Party acknowledges that a breach by the other Party of Section 8 may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation and agrees that, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including in the form of orders for preliminary or permanent injunction, specific performance and any other relief that may be available from any court, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

14.16            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (to which a signed PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

Ovid Therapeutics Inc.

By:	/s/ Jeff Rona

Name: Jeff Rona Title: Chief Business Officer

Marinus Pharmaceuticals, Inc.

By:	/s/ Steven Pfanstiel

Name: Steven Pfanstiel Title: Chief Financial Officer

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.